Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-170492 July 15, 2011

CLOSE X

iShares Sliver Trust (the “Sliver Trust”) has filed a

registration statement (including a prospectus)

with the SEC for the offering to which this

communication relates. Before you invest, you

should read the prospectus and other documents

the Silver Trust has filed with the SEC for more

complete information about the Issuer and this

offering. You may get these documents for free

by visiting www.iShares.com or EDGAR on the

SEC website at www.sec.gov. Alternatively, the

Silver Trust will arrange to send you the

prospectus If you request it by calling toll-free

1-800-474-2737.

iShares Gold Trust (“Gold Trust”) has filed a

registration statement (including a prospectus)

with the SEC for the offering to which this

communication relates. Before you Invest, you

should read the prospectus and other documents

the Gold Trust has filed with the SEC for more

complete information about the Issuer and this

offering. You may get these documents for free

by visiting www.iShares.com or EDGAR on the

SEC website at www.sec.gov. Alternatively, the

Gold Trust will arrange to send you the

prospectus if you request it by calling toll-free

1-800-474-2737.

Investing involves risk, including possible loss of principal. Neither the iShares Gold Trust nor the iShares Silver Trust (collectively, the “Trusts”) is an investment company registered under the investment Company Act of 1940 or a commodity pool for purposes of the Commodity Exchange Act. Shares of the Trusts are not subject to the same regulatory requirements as mutual funds. Because shares of the Trusts are expected to reflect the price of the silver and gold held by the Silver Trust and the Gold Trust, respectively, the market price of the shares will be as unpredictable as the prices of silver and gold have historically been. Additionally, shares of the Trusts are bought and sold at market price (not NAV). Brokerage commissions will reduce returns.

Shares of the Trusts are not deposits or other obligations of or guaranteed by BlackRock, Inc., and its affiliates, and are not Insured by the Federal Deposit Insurance Corporation or any other governmental agency.

BlackRock Asset Management International Inc. (“BAMII”) is the sponsor of the Trusts. BlackRock Fund Distribution Company (“BFDC”). a subsidiary of BAMII. assists in the promotion of the Trusts. BAMII is an affiliate of BlackRock, Inc. ©.2011 BlackRock Institutional Trust Company. N.A All rights reserved. Shares® is a registered trademark of BlackRock Institutional Trust Company. NA. BIackRock is a registered trademark of BlackRock, Inc. All other trademarks, servicemarks or registered trademarks are the property of their respective owners. iS-4943-O711

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